EXHIBIT 99.1

ZIONS BANCORPORATION

AMENDMENT NO. 2 TO THE

AUCTION AGENT AGREEMENT

dated as of November 25, 2009

of

ZIONS BANCORPORATION

ZIONS DIRECT, INC.

as Auction Agent

This Amendment No. 2 to the Auction Agent Agreement (this “Amendment”), dated as of November 25, 2009, is by and between Zions Bancorporation, a Utah corporation (the “Issuer”), and Zions Direct, Inc., a Utah corporation (the “Auction Agent”).

WHEREAS, on March 6, 2008, the Issuer and Auction Agent entered into the Auction Agent Agreement;

WHEREAS, on April 30, 2008 the Issuer and Auction Agent entered into Amendment No. 1 to the Auction Agent Agreement (the Auction Agent Agreement, as amended, being referred to herein as the “Agreement”); and

WHEREAS, the Issuer and Auction Agent desire to amend the Agreement in order to incorporate into the scope of the Agreement certain other securities of the Issuer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Issuer and the Auction Agent each a “Party,” and together the “Parties”) agree as follows:

1.	Amendments to the Agreement.

a.	The second recital of the Auction Agent Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, on April 21, 2009, the Issuer filed a prospectus supplement with the SEC with respect to its Senior Medium-Term Notes Program, Series A offering on a continuous basis senior unsecured notes of the Issuer in one or more series in each case due three years or less from the date issued and on November 25, 2009 the Issuer filed a prospectus supplement with the SEC with respect to its 7.75% Senior Notes due September 23, 2014, in each case, the initial offering price and allocation of which may be determined by an auction process described herein; and

b.	Section 1.1(y) is hereby amended and restated in its entirety to read as follows:

(y) “Prospectus Supplement” means the prospectus supplement filed by the Issuer with the SEC pursuant to Rule 424 of the Securities Act of 1933, as amended, with respect to the applicable Security being auctioned hereunder.

c.	Section 1.1(cc) is hereby amended and restated in its entirety to read as follows:

(cc) “Securities” means (i) the notes issued under the Issuer’s Senior Medium-Term Notes Program, Series A offering on a continuous basis senior unsecured notes of the Issuer in one or more series in each case due three years or less from the date issued, (ii) the Issuer’s 7.75% Senior Notes due September 23, 2014, and (iii) such other securities of the Issuer as the Issuer and the Auction Agent may agree to from time to time hereunder.

2.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually-executed counterpart of this Amendment.

3.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Utah (excluding any conflicts-of-law rule or principle that might refer the same to the laws of another jurisdiction), except to the extent that the same are mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the Auction Agent Agreement, as amended to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

ZIONS BANCORPORATION, as the Issuer

By:	/s/ Doyle L. Arnold
Name:	Doyle L. Arnold
Title:	Vice Chairman and Chief Financial Officer

ZIONS DIRECT, INC., as the Auction Agent

By:	/s/ James R. Cooper
Name:	James R. Cooper
Title:	Chief Operating Officer